Exhibit 99.1

FOR RELEASE: IMMEDIATELY	Media Contact:	Steve Galpin, Jr.
(908) 298-7415
	Investor Contact:	Alex Kelly
(908) 298-7436
SCHERING-PLOUGH REPORTS FINANCIAL RESULTS
FOR 2006 THIRD QUARTER
Transformation Advances to Next Phase of Action Agenda
KENILWORTH, N.J., Oct. 20, 2006 – “Schering-Plough today enters a new period in the transformation of this company – the Build the Base phase of our Action Agenda,” said Fred Hassan, chairman and CEO of Schering-Plough Corporation (NYSE: SGP). “The Turnaround phase we announced a year ago set a strong foundation. Now the company is operating from a position of growing strength.”
          Describing the Build the Base phase, Hassan said, “We will be honing our edge – in people, products and processes. We will be getting even more from what we have. And we will be extending our core – to new patients, new customers, new markets. We will be investing to advance important new treatments in our pipeline through phases II and III. We have built a strong engine. Now we’re going to let it run.”
          Hassan made these comments in conjunction with the company’s announcement of third quarter 2006 sales and earnings results. He referred to the five-phase Action Agenda, which is the six- to eight-year plan for transforming Schering-Plough announced in the spring of 2003.
          “Three years ago, this company was facing severe challenges,” said Hassan. “Today, we are achieving solid growth across a broad front. We have been the fastest-growing company in our peer group for the past year. Our people are motivated and engaged. They are building toward our goal of sustainable high performance.”
          For the 2006 third quarter, the company reported net income available to common shareholders of $287 million or 19 cents per share on a GAAP basis. For the 2005 third quarter, the company reported net income of $43 million or 3 cents per share on a GAAP basis.

          GAAP net sales for the 2006 third quarter totaled $2.6 billion, up 13 percent versus the 2005 third quarter. Schering-Plough does not record sales of its cholesterol joint venture with Merck & Co., Inc., as the venture is accounted for under the equity method. Including an adjustment of an assumed 50 percent of global cholesterol joint venture net sales (see table below), Schering-Plough’s adjusted net sales for the 2006 third quarter would have totaled $3.1 billion, a 19 percent increase compared to $2.6 billion on a similar adjusted basis in the 2005 third quarter.
          Hassan added, “We are building strength and depth across our product lines. While our cholesterol franchise has been pivotal to our success, we are also pleased with the important contributions from other key products, such as our rejuvenated NASONEX allergy treatment and REMICADE with its expanded range of indications.”
          Hassan stated that as the company shifts into the Build the Base phase, building excellence in drug development will be a priority. “In today’s difficult environment, development excellence is critical for our industry,” said Hassan. “We are determined to become a leader in this area.”
          Hassan also commented on the critical importance of organizational health to performance. “We recently did a benchmarked diagnostic of our organizational health with the people who know it best – our own employees, worldwide. On measures of engagement, on trust in management, on recommending Schering-Plough as a good place to work, we benchmarked strongly against high-performance companies across all global industries. This is very important information, because organizational health is a leading indicator of future performance.” Added Hassan, “We also learned that our people see business integrity as a competitive advantage. This is what we mean when we say we are forging a high-performance culture.”
          The company highlighted several significant developments in the 2006 third quarter and more recently, including:
•	U.S. approval of NOXAFIL Oral Suspension, a novel triazole antifungal agent, for the prevention (prophylaxis) of invasive Aspergillus and Candida infections in severely immunocompromised patients 13 years of age and older. NOXAFIL proved more effective than other agents in preventing these infections.

•	U.S. approval to include new data in the VYTORIN product label showing VYTORIN to be more effective than Crestor at lowering LDL “bad” cholesterol at all doses compared, ranging from the usual recommended starting doses (VYTORIN 10/20 mg, Crestor 10 mg) to the maximum approved doses (VYTORIN 10/80 mg, Crestor 40 mg).

•	Launching TEMODAL (marketed as TEMODAR in the United States) in Japan for the treatment of malignant glioma. Japanese approval followed a priority review of the New Drug

Application (J-NDA) submission, which was granted in September of 2005 in order to satisfy an unmet medical need in Japanese patients.

•	Gaining EU approval for SUBOXONE Sublingual Tablets for the substitution treatment of opioid dependence, within a framework of medical, social and psychological treatment. SUBOXONE is the only centrally-approved product for treatment of opioid dependence in the EU.

•	Reaching an agreement with the U.S. Attorney’s Office for the District of Massachusetts and the U.S. Department of Justice to settle a previously disclosed investigation involving the company’s sales, marketing and clinical trial practices and programs. The agreement resolves that investigation, which began prior to the arrival of the new management team.
          “We are pleased that sales of our cholesterol joint venture have continued to grow this year, even with the U.S. introduction of new generic statins,” said Hassan. The company noted that VYTORIN has been shown to be the most effective medicine for lowering LDL cholesterol in head-to-head clinical trials versus Crestor, Lipitor and Zocor, with VYTORIN being able to get more patients to goal at the usual starting dose.
Third Quarter 2006 Results
For the 2006 third quarter, the company reported net income available to common shareholders of $287 million or 19 cents per common share on a GAAP basis. Included in net income is an unfavorable impact of 4 cents per share related to the actions announced in the 2006 second quarter to streamline the company’s manufacturing operations. Also included is a favorable impact of 4 cents per share related to the reversal of previously accrued rebate amounts for a U.S. Government prescription pharmaceutical program (TRICARE Retail Pharmacy Program) that a U.S. Federal court ruled pharmaceutical manufacturers are not obligated to pay.
          For the 2005 third quarter, the company reported net income of $43 million or 3 cents per share on a GAAP basis. Included in the 2005 results was a charge of $124 million before a tax benefit of $6 million, or 8 cents per share, related to an R&D payment for exercising rights to develop and commercialize golimumab, a fully human monoclonal antibody in development that is expected to extend the company’s anti-inflammatory franchise. Also included in 2005 third quarter net income was a favorable impact of 3 cents per share, or $42 million, related to a reduction in tax expense associated with a tax charge taken in the 2004 fourth quarter related to the American Jobs Creation Act based on additional guidance issued by the U.S. Treasury in August 2005.

          GAAP net sales for the 2006 third quarter totaled $2.6 billion, up 13 percent as compared to the third quarter of 2005. The sales increase was driven by growth in Prescription Pharmaceuticals, including higher sales of REMICADE, NASONEX and TEMODAR. The sales growth versus 2005 includes a 2 percent favorable impact from foreign exchange and a 2 percent favorable adjustment related to the TRICARE program. Schering-Plough does not record sales of its cholesterol joint venture with Merck as the venture is accounted for under the equity method. Including an adjustment of an assumed 50 percent of the global cholesterol joint venture net sales, Schering-Plough’s adjusted net sales for the 2006 third quarter would have been $3.1 billion, a 19 percent increase, compared to $2.6 billion on a similar adjusted basis in the 2005 third quarter.
          Global cholesterol joint venture net sales, which include VYTORIN and ZETIA, totaled $1.010 billion in the 2006 third quarter compared to net sales of $616 million in the comparable 2005 period.
          The company utilizes the equity method of accounting for its cholesterol joint venture with Merck. Overall, the company shares in approximately 50 percent of the profits of the joint venture with Merck, although there are different profit-sharing arrangements for the cholesterol products in countries around the world. There is a separate co-marketing agreement with Bayer for ZETIA in Japan, where the product is currently under regulatory review. Under the equity method, the company records its share of the income from operations in “Equity income from cholesterol joint venture,” which totaled $390 million in the 2006 third quarter versus $215 million in the third quarter of 2005. The increase in equity income reflected the strong sales of VYTORIN and ZETIA in the 2006 third quarter. The company noted that it incurs substantial costs such as selling, general and administrative costs that are not reflected in “Equity income from cholesterol joint venture” and are borne by the overall cost structure of Schering-Plough.
          Among prescription products posting higher sales in the 2006 third quarter was REMICADE, up 34 percent to $317 million. REMICADE is a treatment for immune-mediated inflammatory disorders that Schering-Plough markets in countries outside the United States (except in Japan and certain other Asian markets) for rheumatoid arthritis, early rheumatoid arthritis, psoriatic arthritis, Crohn’s disease, ankylosing spondylitis, plaque psoriasis and ulcerative colitis. REMICADE sales were higher primarily due to expanded indications and continued market growth.
          Global NASONEX sales rose 30 percent to $221 million, with U.S. sales climbing 41 percent to $153 million, primarily due to greater market share as compared to the 2005 period. International sales increased 11 percent to $68 million.
          Sales of the company’s PEG-INTRON hepatitis C product rose 11 percent to $206 million in the 2006 third quarter due to higher U.S. sales and a modest increase in Japan. PEG-INTRON sales in Japan are expected to decline going forward as new patient enrollment moderates.

          Global CLARINEX sales in the third quarter of 2006 were $171 million, up 9 percent, primarily due to growth in international markets. International sales of prescription CLARITIN were $74 million in the third quarter, compared to sales in the 2005 period of $76 million.
          Sales of TEMODAR, a treatment for certain types of brain tumors, grew 18 percent to $179 million due to increased utilization outside the United States for treating newly diagnosed glioblastoma multiforme (GBM), which is the most prevalent form of brain cancer. The growth rates for TEMODAR may moderate going forward, as significant market penetration has already been achieved in the treatment of GBM, especially in the United States. Also reporting higher sales in the quarter was CAELYX, up 14 percent to $52 million, largely as a result of increased use in treating ovarian and breast cancer.
          Consumer Health Care sales were $259 million in the third quarter of 2006, up 10 percent versus the 2005 period primarily reflecting increased sales of COPPERTONE CONTINUOUS SPRAY sun care products and DR. SCHOLL’S and other foot care products. Sales of OTC CLARITIN increased 4 percent, to $95 million, due to growth in CLARITIN products that do not contain the decongestant pseudoephedrine (PSE). Sales of CLARITIN-D products with PSE were lower, reflecting the continued adverse impact of restrictions on retail sales of PSE-containing OTC products.
          Animal Health sales increased 9 percent to $228 million, reflecting growth of core brands across most geographic and species areas.
          The company incurs substantial costs such as selling, general and administrative costs that are not reflected in “Equity income from cholesterol joint venture” and are borne by the overall cost structure of Schering-Plough. As a result, the company’s gross margin and ratios of selling, general and administrative (SG&A) expenses and R&D expenses as a percentage of sales do not reflect the impact of the cholesterol joint venture’s operating results.
          On a GAAP basis, the company’s gross margin was 65.6 percent for the 2006 third quarter as compared to 66.0 percent in the 2005 period.
          SG&A expenses were $1.2 billion in the third quarter of 2006, up 9 percent versus $1.1 billion in the prior year period. SG&A in the third quarter of 2006 reflected ongoing investments in emerging markets and field support for new launches as well as higher promotional spending.
          Research and development spending for the 2006 third quarter decreased 5 percent to $536 million compared to the third quarter of 2005. The decrease was due to a one-time charge in the third quarter of 2005 of $124 million resulting from the exercise of the rights to develop and commercialize golimumab. The decrease was offset by higher costs associated with clinical trials and to support the company’s expanding pipeline. The company expects R&D spending to continue to reflect the progression of the early-stage pipeline and increased clinical trial activity.

Recent Developments
The company also offered the following summary of recent significant developments, including:
•	Received European Commission approval for the use of REMICADE as monotherapy in the treatment of active and progressive psoriatic arthritis in patients who show intolerance to methotrexate or for whom methotrexate is contraindicated. (Announced July 26)

•	Received approval in Japan for TEMODAL (marketed as TEMODAR in the United States) for the treatment of malignant glioma. Japanese approval followed a priority review of the New Drug Application (J-NDA) submission, which was granted in September of 2005 in order to satisfy an unmet medical need in Japanese patients. (Announced July 31)

•	Announced a global collaboration with Novartis AG to develop and commercialize a once-daily inhaled fixed-dose combination therapy for the treatment of asthma and chronic obstructive pulmonary disease (COPD). Schering-Plough’s once-daily inhaled corticosteroid mometasone (the active ingredient in ASMANEX) and Novartis’ once-daily beta2-agonist indacaterol (QAB149) are to be combined in a single inhalation device. (Announced Aug. 14)

•	Reported Phase II clinical trial results showing vicriviroc, an investigational CCR5 receptor antagonist, demonstrated potent and sustained viral suppression after 24 weeks of therapy in 118 treatment-experienced HIV patients, when administered in once-daily doses in combination with an optimized ritonavir-boosted protease inhibitor (PI)-containing antiretroviral regimen. (Announced Aug. 17)

•	Reached an agreement with the U.S. Attorney’s Office for the District of Massachusetts and the U.S. Department of Justice to settle a previously disclosed investigation involving the company’s sales, marketing and clinical trial practices and programs. (Announced Aug. 29)

•	Gained U.S. approval of NOXAFIL Oral Suspension, a novel triazole antifungal agent, for the prevention (prophylaxis) of invasive Aspergillus and Candida infections in severely immunocompromised patients 13 years of age and older. (Announced Sept. 18)

•	Received recommendation for approval of NOXAFIL Oral Suspension for prophylaxis (prevention) of invasive fungal infections (IFIs) in patients at high risk of developing these infections from the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMEA). The CHMP also recommended approval of NOXAFIL as first-line therapy for patients with oropharyngeal candidiasis (OPC), a fungal infection of the mouth and throat. (Announced Sept. 22)

•	Gained EU approval for SUBOXONE Sublingual Tablets for the substitution treatment of opioid dependence, within a framework of medical, social and psychological treatment. (Announced Oct. 6)

•	Schering-Plough Chairman/ CEO Fred Hassan named president of the International Federation of Pharmaceutical Manufacturers and Associations (IFPMA) at its biennial statutory meeting in Geneva. (Announced Oct. 12)
Third Quarter 2006 Conference Call and Webcast
Schering-Plough will conduct a conference call today at 8 a.m. (EDT) to review the third quarter 2006 results. To listen live to the call, dial 1-877-565-9664 or 1-706-634-5003 and enter conference ID #4125165. A replay of the call will be available starting at approximately 11 a.m. on Oct. 20 through 5 p.m. on Oct. 27. To listen to the replay, dial 1-800-642-1687 or 1-706-645-9291 and enter the conference ID #4125165.
          A live audio webcast of the conference call also will be available by going to the Investor Relations section of the Schering-Plough corporate Web site, www.schering-plough.com, and clicking on the “Presentations/Webcasts” link. A replay of the webcast will be available starting at approximately 11 a.m. on Oct. 20 through 5 p.m. on Nov. 20.
DISCLOSURE NOTICE: The information in this press release, the comments of Schering-Plough officers during the earnings teleconference/webcast on Oct. 20, 2006, at 8 a.m. (EDT), and other written reports and oral statements made from time to time by the company may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not relate strictly to historical or current facts and are based on current expectations or forecasts of future events. You can identify these forward-looking statements by their use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “project,” “intend,” “plan,” “potential,” “will,” and other similar words and terms. In particular, forward-looking statements include statements relating to the company’s plans, its strategy, its progress under the Action Agenda and anticipated timing regarding future performance of the Action Agenda, business prospects, anticipated growth, anticipated costs and savings of changes to its manufacturing operations, trends in performance, and the potential of certain products including VYTORIN and ZETIA. Actual results may vary materially from the company’s forward-looking statements and there are no guarantees about the performance of Schering-Plough stock or Schering-Plough’s business. Schering-Plough does not assume the obligation to update any forward-looking statement. A number of risks and uncertainties could cause results to differ from forward-looking statements, including market forces, economic factors, product availability, patent and other intellectual property protection, current and future branded, generic or over-the-counter competition, the regulatory process, and any developments following regulatory approval, among other uncertainties. For further details of these and other risks and uncertainties that may impact forward-looking statements, see Schering-Plough’s Securities and Exchange Commission filings, including Item 1A. Risk Factors in the company’s 2006 second quarter 10-Q.
          Schering-Plough is a global science-based health care company with leading prescription, consumer and animal health products. Through internal research and collaborations with partners, Schering-Plough discovers, develops, manufactures and markets advanced drug therapies to meet important medical needs. Schering-Plough’s vision is to earn the trust of the physicians, patients and customers served by its more than 32,000 people around the world. The company is based in Kenilworth, N.J., and its Web site is www.schering-plough.com.
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SCHERING-PLOUGH CORPORATION
Report for the third quarter and nine months ended September 30 (unaudited):
(Amounts in millions, except per share figures)

	Third Quarter		Nine Months
	2006	2005	2006	2005
Net sales a/	$2,574	$2,284	$7,944	$7,184
Cost of sales b/	885	775	2,782	2,531
Selling, general and administrative	1,158	1,064	3,467	3,261
Research and development	536	566	1,557	1,391
Other (income)/expense, net	(37)	—	(89)	9
Special charges c/	10	6	90	292
Equity income from cholesterol joint venture	(390)	(215)	(1,056)	(605)

Income before income taxes	412	88	1,193	305
Income tax expense	103	23	275	162

Net income before cumulative effect of a change in accounting principle	$309	$65	$918	$143

Cumulative effect of a change in accounting principle, net of tax d/	—	—	(22)	—

Net income d/	$309	$65	$940	$143

Preferred stock dividends	22	22	65	65

Net income available to common shareholders d/	$287	$43	$875	$78

Diluted earnings per common share:
Earnings available to common shareholders before cumulative effect of a change in accounting principle	$0.19	$0.03	$0.57	$0.05
Cumulative effect of a change in accounting principle, net of tax d/	—	—	0.02	—

Diluted earnings per common share d/	$0.19	$0.03	$0.59	$0.05

Average common shares outstanding – diluted	1,492	1,487	1,489	1,483

The company incurs substantial costs related to the cholesterol joint venture, such as selling, general and administrative costs, that are not reflected in the “Equity income from cholesterol joint venture” and are borne by the overall cost structure of Schering-Plough.

a/	Net sales for the third quarter and nine months ended September 30, 2006, includes $47 million related to the reversal of previously accrued rebate amounts for the U.S. Government’s TRICARE Retail Pharmacy Program that a U.S. Federal court has ruled pharmaceutical manufacturers are not obligated to pay.

b/	Included in Cost of sales for the three months ended September 30, 2006, is $43 million of accelerated depreciation and other charges related to the manufacturing changes announced on June 1, 2006. Cost of sales for the nine months ended September 30, 2006 included $101 million of inventory write-offs, accelerated depreciation and other charges related to the manufacturing changes.

c/	Special charges for the three months ended September 30, 2006, reflects severance of $10 million related to the manufacturing changes announced on June 1, 2006. Special charges for the nine months ended September 30, 2006 relate to severance of $35 million and asset impairments of $55 million, both related to the manufacturing changes announced on June 1, 2006. Special charges for the nine months ended September 30, 2005 included an addition of $250 million to the company’s litigation reserves relating to the Massachusetts investigation and previously disclosed investigations and litigation relating to the company’s practices regarding average wholesale price (AWP) by the Department of Justice and certain states.
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d/ In the first quarter of 2006, the company adopted the provisions of SFAS 123R. As a result of this adoption, the company recognized:
1)	a non-recurring cumulative effect adjustment of $22 million of income associated with the company’s liability-based compensation plans; and

2)	stock option expense in the third quarter and first nine months of 2006 of $16 million and $43 million, respectively, which is included in the respective expense line items.
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SCHERING-PLOUGH CORPORATION
Report for the period ended September 30 (unaudited):
GAAP Net Sales by Key Product:

	Third Quarter			Nine Months
(Dollars in millions)	2006	2005	%	2006	2005	%
GLOBAL PHARMACEUTICALS	$2,087	$1,840	13%	$6,350	$5,660	12%
REMICADE	317	237	34%	902	691	31%
NASONEX	221	170	30%	691	552	25%
PEG-INTRON	206	185	11%	629	537	17%
TEMODAR	179	152	18%	513	428	20%
CLARINEX / AERIUS	171	157	9%	557	507	10%
INTEGRILIN	82	86	(5%)	244	244	—
CLARITIN RX	74	76	(2%)	279	287	(3%)
REBETOL	72	82	(12%)	237	237	—
AVELOX	63	41	55%	201	159	26%
INTRON A	57	72	(21%)	180	220	(18%)
CAELYX	52	46	14%	156	135	15%
SUBUTEX	51	44	14%	152	148	2%
ELOCON	36	34	6%	108	113	(4%)
CIPRO	28	41	(32%)	86	114	(24%)
Other Pharmaceuticals	478	417	15%	1,415	1,288	10%

CONSUMER HEALTH CARE	259	235	10%	918	895	3%

OTC	138	129	7%	440	453	(3%)

OTC CLARITIN	95	92	4%	318	340	(7%)

Foot Care	92	85	8%	270	258	5%

Sun Care	29	21	38%	208	184	13%

ANIMAL HEALTH	228	209	9%	676	629	7%

CONSOLIDATED NET SALES a/	$2,574	$2,284	13%	$7,944	$7,184	11%

a/	Consolidated net sales for the third quarter and nine months ended September 30, 2006, includes $47 million related to the reversal of previously accrued rebate amounts for the TRICARE Retail Pharmacy Program that a U.S. Federal court has ruled pharmaceutical manufacturers are not obligated to pay.

NOTE:	Additional information about U.S. and international sales for specific products is available by calling the company or visiting the Investor Relations Web site at http://ir.schering-plough.com.
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SCHERING-PLOUGH CORPORATION
Reconciliation of Non-U.S. GAAP Financial Measure
Adjusted net sales, defined as net sales plus an assumed 50 percent of global cholesterol joint venture net sales.

	Three months ended September 30
	(unaudited)
(Dollars in millions)	2006	2005
Net sales, as reported	$2,574	$2,284

50 percent of cholesterol joint venture net sales a/	505	308

Adjusted net sales b/	$3,079	$2,592

	Nine months ended September 30
	(unaudited)
(Dollars in millions)	2006	2005
Net sales, as reported	$7,944	$7,184

50 percent of cholesterol joint venture net sales a/	1,374	817

Adjusted net sales b/	$9,318	$8,001

a/	Total net sales of the cholesterol joint venture for the three months ended September 30, 2006 and 2005 were $1.0 billion and $616 million, respectively. Total net sales of the cholesterol joint venture for the nine months ended September 30, 2006 and 2005 were $2.7 billion and $1.6 billion, respectively.

b/	Included in adjusted net sales for the three and nine month periods ended September 30, 2006 were approximately $60 million related to the TRICARE Retail Pharmacy Program that a U.S. Federal court has ruled pharmaceutical manufacturers are not obligated to pay.

NOTE:	Adjusted net sales, defined as net sales plus an assumed 50 percent of global cholesterol joint venture net sales, is a non-U.S. GAAP measure used by management in evaluating the performance of the company’s overall business. The company believes that this performance measure contributes to a more complete understanding by investors of the overall results of the company. The company provides this information to supplement the reader’s understanding of the importance to the company of its share of results from the operations of the cholesterol joint venture. Net sales (excluding the cholesterol joint venture net sales) is required to be presented under U.S. GAAP. The cholesterol joint venture’s net sales are included as a component of income from operations in the calculation of the company’s “Equity income from cholesterol joint venture.” Net sales of the cholesterol joint venture do not include net sales of cholesterol products in non-joint venture territories.
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